Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.
Registration Statement (Form S-8 No. 333-149425 and 333-166285) pertaining to the 2007 Management Long-Term Incentive Plan and the 2007 Non-Employee Director Stock Compensation Plan of Solutia Inc. and

2.	Registration Statement (Form S-3 No. 333-146957 and 333-151980, and 333-160834) of Solutia Inc.

of our report dated 6 August 2010, with respect to the combined financial statements of Vistasolar, as of and for the year ended 31 December 2009, appearing in this Current Report on Form 8-K/A of Solutia Inc.

Ernst & Young GmbH
Wirtschaftsprüfungsgesellschaft
16 August 2010

/s/ Somes
Wirtschaftsprüferin
[German Public Auditor]

/s/ Boelcke
Wirtschaftsprüfer
[German Public Auditor]